Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Emera Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be paid	Equity	Common Shares (1)	457(c); 457(h)	1,400,000	$43.80 (2)	$61,313,000	0.0001531	$9,387.02

	Total Offering Amounts					$61,313,000		$9,387.02

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$9,387.02

(1)

Common shares, without par value, of Emera Incorporated (the “Common Shares”) that will be available for acquisition under the Emera Incorporated Employee Common Share Purchase Plan (the “ECSPP”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of Common Shares registered hereby is subject to adjustment to prevent dilution by reason of any share dividend, share split, recapitalization or other similar transaction that results in an increase in the number of the outstanding Common Shares.

(2)

Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee for Common Shares to be acquired pursuant to the ECSPP, based on the average of the high and low prices reported for a Common Share on the OTC Markets on May 20, 2025, which was US$43.80 per share.